Exhibit 99.1

Financial Institutions, Inc.

FOR IMMEDIATE RELEASE

Justin K. Bigham Named Chief Financial Officer and Treasurer

of Financial Institutions, Inc.

WARSAW, N.Y. – April 1, 2019 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank, SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”), and HNP Capital, LLC (“HNP Capital”), announced today that Justin K. Bigham was named Executive Vice President, Chief Financial Officer and Treasurer.

Kevin B. Klotzbach, former Chief Financial Officer and Treasurer for the Company, was named Executive Vice President, Senior Financial Advisor. Mr. Klotzbach will remain with the Company through December 31, 2019, to ensure a successful transition.

President and Chief Executive Officer Martin K. Birmingham said, “Today’s announcement is the culmination of a successful succession plan for the key CFO role. In March of last year, we communicated Kevin’s intent to retire in 2019. Following a national search, Justin joined us in October and was named EVP and Deputy CFO, reporting to Kevin.

“Justin has gained significant institutional experience leading our Finance and Treasury operations over the past five months and was integrally involved in our 2019 planning process. He joined us with nearly 15 years of experience in Western New York banking. He has already proven that he is a terrific addition to our leadership team and I look forward to partnering with him in the continued execution of our long-term strategy.

“As he steps down from the CFO role, I want to acknowledge Kevin’s many contributions to Five Star Bank and Financial Institutions, Inc. He joined our organization in 2001 as Treasurer and was named CFO in 2013. Kevin and I worked together to effect positive change in our organization and his efforts were instrumental in growing and strengthening our Company. On behalf of all our associates, I thank Kevin for all he has done in support of our shareholders, associates, customers and the communities we serve.”

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362

sjdoran@five-starbank.com